EXHIBIT 21.1

LIST OF SUBSIDIARIES

State or
Other Jurisdiction of
Name	Incorporation

Signal Pharmaceuticals, LLC	California
Anthrogenesis Corp.	New Jersey
Celgene International, Inc.	Delaware
Celgene International SARL	Switzerland
Celgene Luxembourg Finance Company SARL	Luxembourg
Celgene UK Holdings, Limited	United Kingdom
Celgene UK Manufacturing, Limited	United Kingdom
Celgene UK Manufacturing II, Limited	United Kingdom
Celgene UK Manufacturing III, Limited	United Kingdom
Celgene Edinburgh Finance	United Kingdom
Celgene Europe Ltd.	United Kingdom
Celgene International Holdings Corporation	Delaware
Celgene UK Distribution Limited	United Kingdom
Celgene Limited	United Kingdom
Celgene Srl	Italy
Celgene Sociedades por quotas	Portugal
Celgene Puerto Rico Distribution LLC	Puerto Rico
Celgene S.L	Spain
Celgene GmbH	Germany
Celgene Sarl	France
Celgene Limited	Ireland
Celgene Investment Company, LLC	Delaware
Celgene Financing Company, LLC	Delaware
Celgene Canadian Finance Company LP	Canada
4319257 Canada, Inc.	Canada
4319265 Canada, Inc.	Canada
Celgene (Partnership)	Canada
Celgene KK	Japan
Celgene Gmbh	Austria
Celgene AB	Sweden
Celgene GmbH	Switzerland
Celgene BVBA	Belgium
Celgene Pty	Australia
Celgene BV	Netherlands
Celgene Netherlands BV	Netherlands
Celgene Chemicals Sarl	Switzerland
Celgene Logistics Sarl	Switzerland
Celgene Switzerland SA	Switzerland
Morris Avenue Investment LLC	New Jersey
Celgene AS	Norway
Celgene Ab	Finland

State or
Other Jurisdiction of
Name	Incorporation

Celgene Holdings Sarl	Switzerland
Celgene Research and Investment Company LLC	Delaware
Celgene R&D Sarl	Switzerland
Celgene ApS	Denmark
Celgene PTE Ltd	Singapore
Celgene NJ Investment Co	New Jersey
Celgene Summit Investment Co	New Jersey
Celgene Holdings East Corporation	New Jersey
Celgene sro	Czech Republic
Celgene Management Sarl	Switzerland
Cobalt Acquisition LLC	Delaware
Celgene AS	Denmark